EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-48125, 33-63627, 333-27715 and 333-45373 for PHH Corporation on Form S-3 of
our report dated October 22, 1998, (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 3 and restatement related to the merger of Cendant Corporation's relocation business with the Company and reclassifications to conform to the presentation used by Cendant Corporation described in Note 4) appearing in this Annual Report on Form 10-K/A of PHH Corporation for the year ended December 31, 1997.


DELOITTE & TOUCHE LLP


Parsippany, New Jersey
October 22, 1998